MINING LEASE AND AGREEMENT

                    THIS LEASE AND AGREEMENT (the "Agreement"), made this 23rd day of January, 2004 by and between PACIFIC INTERMOUNTAIN GOLD CORPORATION., a Nevada corporation (hereinafter called "Owner") and QUINCY RESOURCES INCORPORATED, a Nevada corporation, (hereinafter called "Company"): W I T N E S S E T H:

                    1.                    Owner represents that subject to the paramount title of the United States, he is the sole and only owner of the unpatented mining claims, situated in Esmeralda County, Nevada, described on Exhibit A attached hereto and incorporated herein (hereinafter referred to as the " Claims") and shall hereinafter be referred to as the "Property"; that each of the unpatented claims included in the Claims has been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recordation of such claims; that Owner has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the unpatented claims included within the Claims and that said claims are valid and subsisting mining claims; that Owner has performed assessment work upon said claims through the assessment year ended September 1, 2004, and has recorded and filed proof thereof, all of which work, recordings and filings have been completed in accordance with the applicable state and federal statutes pertaining to assessment work; that Owner has fully and timely paid the holding fees, if any, required to maintain the unpatented mining claims to the date of this Agreement; that Owner's rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction created by any act or instrument of Owner; that to the best of Owner's knowledge, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production.

                    2.                    Owner hereby grants, lets and leases exclusively to Company the Claims, for the term hereof, together with all ores and minerals of every kind, except oil and gas, in, on or under the Property, with the exclusive right to prospect and explore for, mine by any method now known or hereafter discovered (including, but not limited to, underground, open pit, in-situ and solution methods), process by any method now known or hereafter discovered, mill, prepare for market, store, sell and dispose of the same; and together with all such rights-of-way, easements, water and water rights, geothermal water and geothermal resources, of every kind and nature, through, over, on or appertaining to the Claims, and the right to erect, maintain and operate thereon and therein, buildings, structures, machinery and equipment, and the right to use, occupy and disturb so much of the surface of the Claims as Company may determine to be useful, desirable or convenient for the exercise by Company of any and all of its rights hereunder, and the right in its sole discretion to exercise any rights or options of Owner with respect to the Claims or any portion thereof under any law or regulation hereafter enacted, including but not limited to the right to convert any or all of the unpatented claims included in the Claims and the other rights described in Section 6 herein. In the event Owner acquires any additional rights, titles or interests in the Claims after the execution of this Agreement, all such additional rights, titles and interests shall be subject to this Agreement.

                    3.                    If Owner's title is less than as stated in Section 1 hereof or is subject to a superior adverse interest, all payments, including Advance Royalty and Production Royalty payments, without limitation, to be made to Owner hereunder shall be reduced to the same proportion thereof as the undivided interest in the Property solely owned by Owner bears to the entire interest in the Claims or State Lease.

                    Company shall have sole discretion to determine the extent of its work, if any, on the Property and the time or times for beginning, continuing or resuming such work thereon. All activities carried out by Company under this Agreement shall conform with the laws and regulations of the State of Nevada and the United States.

                    Company shall indemnify and hold harmless Owner from all liability, including attorneys fees and costs, arising out of Company’s exploration and Company’s other activities hereunder, including but not limited to environmental and reclamation liabilities under existing and future laws and regulations. The indemnity set forth herein shall survive termination or expiration of this Agreement.

                    Owner shall indemnify and hold harmless Company, its officers, directors, shareholders, employees and affiliates from any and all claims, demands and liabilities whatsoever arising from or in connection with Owner’s operations or activities upon the Property which were conducted prior to the date of this Agreement, and conducted subsequent to the termination of this agreement, including, without limitation, surface and underground disturbances (including, but not limited to, underground workings, waste dumps, tailings, roads, drill holes and drill pads) and reclamation obligations. The indemnity set forth herein shall survive termination or expiration of this Agreement.

                    4.                    The term of this Agreement shall begin with the date hereof and shall continue to and until the fifteenth anniversary of such date and so long thereafter as Company continues to make advance royalty or production royalty payments, but subject to earlier termination as provided in this Agreement. After termination of this Agreement, Company shall have the right of ingress and egress from the Property and the right to complete such reclamation and restoration of the Property and to make such inspections as may be required by law, for so long after termination of this Agreement as is necessary to complete all such reclamation, restoration and inspections. Nothing in this paragraph shall require Owner to maintain any of the Property beyond the term of this lease.

                    5.                    Unless and until this Agreement is sooner terminated, Company shall pay Owner Advance Royalty payments in accordance with the following schedule:

Advance Royalty Payment	Payable on or before
$5,000	On execution
$7,500	January 23, 2005
$10,000	January 23, 2006
$15,000	Januray 23, 2007
$30,000	January 23, 2008
$50,000	January 23, 2009 and every
Januray 23rd thereafter.

                    All Advance Royalty payments payable to Owner pursuant to this paragraph shall be credited to and recoverable from Production Royalty payments payable by Company to Owner. Said right of recovery shall apply to the first such Production Royalty payments accruing and shall continue thereafter until Company has recovered the full amount of previously paid Advance Royalty payments. All Advance Royalty payments accruing subsequent to the first Production Royalty payment shall be recovered and deducted in a like manner from Production Royalty payments thereafter accruing.

                    Company shall pay to Owner a Sliding Scale net smelter return (NSR) as Production Royalty on any Production from the Claims based on the price of gold as follows:

NSR%	Gold Price
2.0	up to 300.00 per ounce
3.0	300.00-399.99 per ounce
4.0	400.00-499.99 per ounce
5.0	500.00 or more per ounce.

                    Net smelter returns shall be calculated for each calendar quarter in which net smelter returns are realized, and such royalty payments as are due Owner hereunder shall be made within thirty (30) days following the end of the calendar quarter in which the net smelter returns were realized. The gold price used to calculate the payable NSR percentage shall be the average London P. M. fix for the ninety (90) business days immediately preceeding the end of the calendar quarter in which the net smelter returns were realized. Such payments shall be accompanied by a statement summarizing the computation of net smelter returns.

                    Quarterly royalty payments will be provisional and subject to adjustment at the end of Company’s accounting year. If no written objection is made by Owner to the correctness of a royalty payment or its accompanying statement within 120 days from the date of such payment, such statement shall be conclusively deemed to be correct and such royalty payment sufficient and complete, and no exception or claim for adjustment shall thereafter be permitted.

                    The term "net smelter returns" as used herein shall mean the net proceeds received by Company from the sale of minerals from the Property after deductions for all of the following:

(i)
Custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market; provided, however, in the case of leaching operations, all processing and recovery costs incurred by Company beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

(ii)	Cost of transporting mineral product from the concentrator to a smelter or other place of treatment.

                    All payments and royalties payable hereunder may be made by Company's check, and delivery thereof shall be deemed completed on the mailing thereof to Owner.

                    6.                    If required by state or federal law, Company shall perform annual labor or assessment work for the benefit of the Claims, pay any maintenance, rental, holding fee or other payment required to maintain the Claims, or both, for every assessment year thereafter in which Company continues this Agreement beyond July 15th of the assessment year. If any such law permits the performance of assessment work or annual labor in lieu of making all or a portion of any such payment, Company shall determine whether to make such payment, perform such work or labor, or both. If required by state or federal law, Company shall pay any location fee or payment required to relocate any unpatented mining claim or mill site included in the Property that Company determines under Section 7 should be relocated. For each assessment year in which Company performs annual labor or assessment work or makes any such payment, it shall record or file any affidavit or statement of such compliance required by federal or state law.

                    Company shall have the benefit of all laws now or hereafter enacted which relate to annual labor or assessment work or any payment required by this Section, including any laws extending the time within which to comply with such requirements, suspending such requirements, or exempting the Claims from such requirements, so that Company’s obligations under this Section are limited to compliance with state and federal laws regarding such requirements in effect from time to time during the term of this Agreement. Company shall be relieved of its work or labor obligations under this Section for any period in which Company’s access to the Claims is impeded by access force majeure under Section 14.

                    7.                    Upon request, Owner shall make available such abstracts of title and other title records pertaining to the Property which he may have to aid Company in any title searching it may wish to undertake. Company may, but shall have no obligation to, investigate and cure as it sees fit any defects in title to the Property which Owner fails to remedy after notice by Company. Owner shall cooperate fully with Company in the curing of any such title defect, and Company shall reimburse Owner for Owner's actual expenses resulting from its cooperation in this effort.

                    Company may, but shall have no obligation to, investigate and cure as it sees fit any defects in the title, location, recordation or filing of the unpatented mining claims comprising the Claims, and Owner shall cooperate fully with the curing of said deficiencies at the expense of Company. Additionally, Owner authorizes Company, at its discretion, to relocate, amend, restake, refile and rerecord any particular mining claim or claims in the Claims or documents associated therewith. Where required for restaking or relocation, Owner shall execute notices of abandonment of mining claims, and, in turn, Company agrees that any relocation, restaking or location of fractions within the perimeter of the claim block shall be accomplished in Owner's name. If Company or Owner locates any unpatented mining claim or claims wholly or partially within the Area of Interest which is described on Exhibit B attached hereto and incorporated herein, such claims shall be added to the Property, and shall be subject to this Agreement. Company and Owner agree that neither Company nor owner are under any obligation to locate such claims.

                    Owner shall apply for a patent for any of the unpatented mining claims upon the request of Company. All expenses authorized by Company in connection with prosecuting patent proceedings shall be borne by Company; and the rights of Company under this Agreement shall extend to any patented mining claims Owner receives by virtue of such patent proceedings, and to any amended location and relocation of the unpatented claims.

                    Company and Owner recognize that legislation to amend the mining laws of the United States or the state of Nevada may be enacted during the term of this Agreement and that any such legislation, if enacted, will likely contain provisions affecting owners or holders of existing unpatented mining claims, including but not limited to provisions (i) permitting or requiring conversion of existing unpatented claims to a new type of mining claim or interest, (ii) permitting or requiring owners or holders of existing mining claims to comply with some or all of the requirements of such amended mining laws, or (iii) permitting or requiring owners or holders of existing mining claims to commence patent proceedings within a specified period of time ("Claim Holder Rights"). For all purposes of this Agreement, Owner grants to Company all Claim Holder Rights now or hereafter vested in Owner, whether contained in federal legislation, regulations promulgated thereunder or similar state laws or regulations, together with Owner's rights to enforce any existing rights to the Property or any Claim Holder Rights against any third party, or to litigate or contest any such existing rights or Claim Holder Rights before any court or administrative agency. Company may, but shall have no obligation to, exercise such rights as to any, all or none of the mining claims included in the Claims, at any time and from time to time, in Company's sole discretion. Owner shall cooperate in Company's exercise of such rights, including without limitation by executing required forms or documents, participating in any action or proceeding relating to such rights or allowing any such action or proceeding to be taken or prosecuted in Owner's name.

                    If the United States or any third party attacks the validity of the mining claims included in the Claims, Company may, but shall have no obligation to, defend their validity.

                    8.                    Without limiting the generality of the rights granted in Section 2 above, Owner hereby grants Company the right to mine or remove from the Property any ores, waste, water or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property controlled by Company, and may stockpile any ores, waste or other materials and/or concentrated products of ores or materials from the Property upon stockpile grounds situated upon any such adjoining or nearby property; and Company may use the Property and any part thereof and any shafts, openings, and stockpile grounds, sunk or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith.

                    Company may commingle ore from the Property with ore from other properties, either before or after concentration or beneficiation, so long as the data to determine the weight and assay, both of the ore removed from the Property and of other ores to be commingled, are obtained by Company. Company shall use that weight and assay data to allocate the royalties from the commingled ore between the Property and other properties from which the other commingled ore was removed. All such weight, assay and allocation calculations by Company shall be done in a manner recognized by the mining industry as practical and sufficient.

                    9.                    Company's records of all mining operations on the Property pertinent to computation of royalties shall be available for Owner's inspection upon reasonable advance notice and during normal business hours, but no more than once each quarter. Owner shall keep records in sufficient detail as may be necessary to determine the amount of royalty due from the Claims. Owner may enter the mine workings and structures on the Property at all reasonable times upon reasonable advance notice for inspection thereof, but Owner shall so enter at his own risk and shall indemnify and hold Company harmless against and from any damage, loss or liability by reason of injury to Owner or his agents or representatives or damage to or destruction of any property of Owner or said agents or representatives while on the Property on or in said mine workings and structures.

                    10.                   Company shall pay all taxes assessed against any personal property which it may place on the Property and shall pay any taxes or increase in taxes assessed against the Property due to its operations thereon. Owner shall provide promptly to Company copies of all documents relating to such taxes or increase in taxes. Company may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable by it, and Owner shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Owner's name. Owner shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.

                    11.                   Company shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder and shall indemnify and save harmless Owner against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations hereunder, except as provided in Section 9 above. Company may, but shall have no obligation to, contest the validity of any lien of the Property at its expense, and Owner shall cooperate in such contest, including but not limited to allowing such contest to be taken and prosecuted in Owner's name, and any such lien shall not be deemed a default unless finally adjudicated to be valid and not discharged by Company.

                    Owner shall not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Property by act or neglect of Owner, then Company may, at Company's option, pay and discharge the same, and if Company elects so to do, Company may deduct the amount so paid from any Advance Royalty or Production Royalties or other payments hereunder, together with interest thereon from the date of payment of said sums at the weighted average of prime rates throughout the year (as established by the Bank of America) subject to the application of any Nevada usury statute.

                    12.                   Company shall have the right at any time to terminate this Agreement. Upon termination of this Agreement by Company, all payments theretofore made to Owner shall be retained by Owner and all liabilities and obligations of Company to Owner not then due or accrued shall cease and terminate, except any liabilities or obligations arising prior to the termination of this section.

                    Upon termination of this Agreement Company shall furnish Owner with a complete summary of the factual information obtained as a result of work done by Company on the Property including, but not limited to, logs of all holes drilled thereon, ore values encountered, if any, analyses thereof and pertinent maps and surveys prepared by Company in the course of such work. Company shall authorize and permit Owner to take possession of any available drill core, pulps, chips, or cuttings obtained from the Property. Company makes no representation or warranty, expressed or implied, as to the accuracy of any information or data made available to Owner hereunder or to the fitness or suitability of such information or data for any purpose.

                    13.                   If Company defaults in any of its obligations hereunder, Owner may give Company written notice thereof and specify the default or defaults relied on. If Company has not begun to cure such default within a reasonable time after receipt of such notice (which shall not, in any case, be less than 30 days nor more than 90 days), Owner may terminate this Agreement by written notice to Company; provided that if Company shall dispute that any default has occurred, the matter shall be determined by first submitting the dispute to non-binding mediation unless there is mutual agreement to do otherwise. In the event non-binding mediation fails, the dispute shall be subject to arbitration if mutually agreed to by the parties. In the event arbitration is mutually agreed to, the arbitration proceeding shall be done in accordance with the provisions of Nevada State Law. The arbitration shall be made within a reasonable time after the claimed dispute or other matter in question has arisen and in no event shall arbitration be made after the date when institution of legal or equitable proceedings based on such claimed dispute or other matter in question would be barred by the applicable statute of limitations. In the event non-binding mediation fails and arbitration either is not undertaken or fails, the matter shall be addressed by litigation in a court of competent jurisdiction, and if it is found to be in default hereunder, Company shall have a reasonable time (which in any case shall not be less than 60 days nor more than 120 days from receipt by Company of notice of entry of final judgement adverse to Company) to cure such default, and if so cured, Owner shall have no right to terminate this Agreement by reason of such default. However, in the event the claim of default is failure to make annual payments when due, Company shall cure such payment default within 10 days after notice of default is given, or else this Agreement will terminate.

                    14.                   The terms of this Agreement may be extended or the Agreement terminated in the case of an event of force majeure in accordance with the following: a.) The term of this Agreement shall be extended by any event of force majeure, and the obligations of Company under this Agreement, except for the payment of money, shall be suspended and Company shall not be deemed in default or liable for damages or other remedies while Company is prevented from complying therewith by force majeure. For purposes of this agreement, force majeure shall include, but not be limited to: acts of God; the elements; acts of War, insurrection, riots or terrorism; strikes, lockouts and other labor disputes; inability to obtain necessary materials or obtain permits, approvals or consents; damage to, destruction or unavoidable shutdown of necessary facilities or equipment; acts or failures to act on the part of local, state, federal or foreign governmental agencies or courts, or of Indian tribes; or any other matters (whether or not similar to those mentioned above, and whether foreseeable or unforeseeable) beyond Company's reasonable control; provided, however, that settlement of strikes, lockouts and other labor disputes shall be entirely within the discretion of Company; and provided further that Company shall promptly notify other parties to this Agreement and shall exercise reasonable diligence in an effort to remove or overcome the cause of such inability to comply. b.) In entering into this Agreement, the parties assume that Company's access to the Property is and will continue to be unrestricted. Company's reasonable belief that the actions or inactions of any local, state or federal governmental agency or court, of any Indian tribe, or of any officer or official acting under color of governmental authority, might prevent or impede access to the Property, or otherwise limit Company's ability to operate thereon, shall be considered an event of force majeure for purposes of this Agreement, and shall be referred to as an "access force majeure." If an access force majeure occurs, Company shall have the right either: 1.) to suspend this Agreement for a period not to exceed two years, without payment or penalty, other than the payment of advance minimum royalties which are not subject to suspension, while the access force majeure is in effect, provided, however, that Company shall resume operations on the Property within a reasonable time after access to the Property is no longer restricted, and further provided that Company shall perform assessment work on the Property during such period of suspension to the extent required by Section 6 herein unless Company is prevented by such access force majeure from performing such assessment work; or 2.) to terminate this Agreement, without payment or penalty, if in Company's sole discretion the Property shall be inaccessible or otherwise unavailable for exploration during the current or subsequent field season. In determining "reasonableness," Company shall be under no duty to contest the governmental agency or court action or inaction by protest, petition, appeal or any other means.

                    15.                   In case of termination of this Agreement under the terms hereof or for any cause, Company shall have no liability or obligation hereunder except for those, including reclamation obligations, already accrued at such date of termination. Upon such termination, Company shall surrender the Property to Owner, and upon his request shall deliver to him a written instrument in further evidence of such termination, in appropriate form for recording.

                    Company shall have the right but not the obligation, to remove from the Property all property belonging to or installed by it, including but not limited to machinery; equipment; buildings; structures; fixtures; ores, waste, and other materials; and concentrated products of ores or other materials. However, any property not removed within two years from the date of termination, will become the property of Owner.

                    16.                   Changes in the ownership of the Property or the rights to receive royalties hereunder occurring after delivery of this Agreement shall not be binding upon Company until it shall receive written notice of such change, signed by Owner, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the ownership of the Property, mineral interests or royalties hereafter accomplished shall operate to enlarge the obligations or diminish the rights of Company hereunder.

                    17.                   All notices hereunder shall be in writing and may be delivered by certified mail, and such mailing thereof shall be deemed the act of giving of notice. Such mailed notices shall be addressed to Owner, in duplicate, as follows:

Pacific Intermountain Gold Corporation.
P. O. Box 357
Wylie, TX 75098
Attention: Exploration Manager

and to:

Seabridge Gold Corporation
172 King Street East, Third Floor
Toronto, Ontario, Canada M5A 1J3
Attention: Rudi P. Fronk

And to Company, in duplicate, as follows:

Quincy Resources Incorporated
309 Center Street
Hancock, MI 49930

                    18.                   "Owner" as used herein includes the plural, if there are more than one, and reference to the Owner in one gender includes the other and the plural when appropriate.

                    19.                   Upon request, Owner shall execute a Memorandum of Mining Lease and Agreement covering the Claims and or the State Lease for purposes of recording. This Agreement shall not be recorded without the express written permission of both parties.

                    20.                   The rights and obligations of Owner and Company may be freely assigned in whole or in part. An assignment of this Agreement, in whole or in part, shall, to the extent of such assignment, relieve and discharge Company of its obligations hereunder.

                    21.                   This agreement shall be construed, interpreted and governed by the laws of the State of Nevada.

                    IN WITNESS WHEREOF, the parties have executed this Mining Lease and Agreement as of the day and year first above written.

OWNER:

PACIFIC INTERMOUNTAIN GOLD CORPORATION

By:	/s/ William M. Sheriff

Name:	William M. Sheriff

Title:	President

COMPANY:

QUINCY RESOURCES INC.

By:	/s/ Dan Farrell

Name:	Dan Farrell

Title:	President